Exhibit 4.1	EXECUTION VERSION

This secured debenture has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the provisions of any applicable state securities laws, but has been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the 1933 Act, and under any applicable state securities laws.  This Debenture may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the 1933 Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of this Debenture.

AMP TRUCKS INC.

Date: March 13, 2013	$2,250,000

SECURED DEBENTURE

AMP Trucks Inc. (the “Company”) for value received, hereby promises to pay to WORKHORSE CUSTOM CHASSIS, LLC, or registered assigns (the "Holder") on or before March 13, 2016 (collectively, the "Maturity Date"), at the principal offices of the Company, the principal sum set forth above, and to pay interest on the outstanding principal sum at the rate of ten percent (10%) per annum (this "Debenture").  Interest shall commence accruing on the date hereof, computed on the basis of a 365-day year and the actual number of days elapsed, provided that any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day.  Interest shall compound annually and be payable on the Maturity Date.  All payments due hereunder, shall be made in lawful money of the United States of America. In the event that for any reason whatsoever any interest or other consideration payable with respect to this Debenture shall be deemed to be usurious by a court of competent jurisdiction under the laws of the State of Illinois or the laws of any other state governing the repayment hereof, then so much of such interest or other consideration as shall be deemed to be usurious shall be held by the holder as security for the repayment of the principal amount hereof and shall otherwise be waived.   The obligations of the Company under this Debenture shall be (a) secured by all of the assets of the Company as set forth in that certain Security Agreement, dated as of the date hereof, by and between the Company and the Holder (the “Security Agreement”) and (b) guaranteed by each party listed as a “Guarantor” on the signature pages hereto (collectively, the “Guarantors”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Security Agreement.

1.            Transfers of Debenture to Comply with the 1933 Act

The Holder agrees that this Debenture may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows:  (a) to a person whom the Debenture may legally be transferred without registration and without delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Debenture; or (b) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

2.            Right of Prepayment.  The Company may prepay outstanding principal and interest of the Debenture in full at any time.  In the event the Company prepays outstanding principal and interest, the Company shall pay an amount equal to all outstanding principal and interest multiplied by 105%.

3.            Waiver and Consent.  To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Debenture.

4.            Costs, Indemnities and Expenses.  Upon the occurrence of an Event of Default (as defined below), the Company agrees to pay all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure this Debenture, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings.  The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Debenture or any payment made in respect of this Debenture, and the Company agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

5.            Secured Nature of the Debenture.  This Debenture is secured by all of the assets of AMP Trucks as set forth in the Security Agreement.

6.            Representations and Warranties. Each of the Company and each Guarantor party hereto represents and warrants to the Holder that:

a.	such party is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization;

b.
such party has authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

c.	such party has all requisite organizational power and authority to execute and deliver and perform all its obligations under this Debenture.

d.
such party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

e.
the transactions contemplated hereby and by the Security Agreement are within such party’s organizational powers and have been duly authorized by all necessary corporate or limited liability company action;

f.	this Debenture has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms;

g.
the transactions to be entered into and contemplated by this Debenture and the Security Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, (b) will not (i) violate any applicable law or (ii) the organizational documents, bylaws, charter, operating agreement, certificate of formation or certificate of incorporation of such party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of indebtedness, and (d) will not result in the creation or imposition of any lien on any asset of such party, except liens created under the Security Agreement.

7.            Event of Default.  An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (a) the Company shall fail to make any payment of the principal, interest, costs, indemnities, or expenses pursuant to this Debenture when and as the same shall become due and payable; (b) any default, whether in whole or in part, in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Debenture; (c) the occurrence of any Event of Default (as defined in the Security Agreement) under the Security Agreement; (d) the direct or indirect change of control of the Company, whether by merger, consolidation, reorganization or the sale or other transfer of a controlling percentage of the stock or other equity interest of the Company; (e) the Company shall make a general assignment for the benefit of its creditors; (f) the Company shall apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, conservator, liquidator or similar official for itself or any of its assets and properties; (g) the Company shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief as a debtor under the United States Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, the “Debtor Relief Laws”); (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, assignee, custodian, sequestrator, conservator, liquidator or similar official for itself or any of its assets and properties and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving any of the foregoing shall be entered; (i) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above; or (j) any lien purported to be created under any Security Agreement in any material portion of the Collateral and the proceeds thereof shall cease to be, or shall be asserted by the Company not to be, a valid and perfected lien on any material portion of the Collateral.  Upon the occurrence of an Event of Default, the Holder may declare that the entire principal balance and accrued and unpaid interest outstanding under this Debenture, and all other obligations of the Company under this Debenture, shall be immediately due and payable; provided, that upon the occurrence of an Event of Default pursuant to clauses (e), (f), (g), (h) or (i) of this Section 7, the entire principal balance and accrued and unpaid interest outstanding under this Debenture, and all other obligations of the Company under this Debenture, shall be immediately due and payable without any action on the part of the Holder.

8.            Remedies Upon Event of Default.  In case any one or more Events of Default shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights and remedies under this Debenture or the Security Agreement by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Debenture or the Security Agreement and proceed to enforce the payment thereof or any other legal or equitable right of the Holder.

9.            Maximum Interest Rate.  In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Debenture exceed the limits imposed by Illinois law.  In the event that the interest provisions of this Debenture shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Debenture immediately upon the Holder’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

10.          Indebtedness. The Company shall not, directly or indirectly, create, incur, assume or suffer to exist any indebtedness (other than indebtedness outstanding as of the date hereof) unless such indebtedness is subordinated in right of payment to the obligations of the Company under this Debenture and, to the extent such indebtedness is secured, any lien securing such indebtedness is junior in priority to the lien securing the obligations of the Company under this Debenture.

11.          Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment of all Obligations (as defined in the Security Agreement) (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due.  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon the Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

12.          Guaranteed Obligations Not Waived or Affected.  To the fullest extent permitted by Applicable Law, each Guarantor expressly waives presentment to, demand of payment from and protest to the Company of any of the Guaranteed Obligations, and also waives notice of acceptance of this Debenture, notice of protest for nonpayment and all other notices of any kind.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Holder to assert any claim or demand or to enforce or exercise any right or remedy against the Company or any Guarantor under the provisions of this Debenture, the Security Agreement or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of (including, without limitation, any extension, renewal restructuring, any acceptance of late or partial payments under, or any change in the amount of borrowings), or any release from, any of the terms or provisions of this Debenture, the Security Agreement or any other agreement, with respect to any Holder or Guarantor or with respect to the Guaranteed Obligations, (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Holder (including, but not limited to, lapse in perfection, impairment of any security for any of the Guaranteed Obligations), (d) any lack of legality, validity or enforceability of this Debenture, the Security Agreement, or any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guaranteed Obligations, (e) any existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Obligations or (f) the lack of legal existence of Holder or any Guarantor or legal obligation to discharge any of the Guaranteed Obligations by Holder or any Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of Holder or any Guarantor.  It is the express purpose and intent of the Guarantors party hereto that this Guarantee and the Guarantors’ Guaranteed Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

13.          Agreement to Pay.  In furtherance of the foregoing and not in limitation of any other right that the Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company or any Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will promptly pay, or cause to be paid, to the Holder in cash the amount of such unpaid Guaranteed Obligations.  Upon payment by any Guarantor of any sums to the Holder as provided above, all rights of such Guarantor against the Company or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations.

14.          Cancellation of Debenture. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the principal amount of this Debenture, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full.  Except as otherwise required by law or by the provisions of this Debenture, payments received by the Holder hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Debenture, and next in reduction of the outstanding principal balance of this Debenture.

15.          Severability.  If any provision of this Debenture is, for any reason, invalid or unenforceable, the remaining provisions of this Debenture will nevertheless be valid and enforceable and will remain in full force and effect.  Any provision of this Debenture that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

16.          Amendment and Waiver.  This Debenture may be amended, or any provision of this Debenture may be waived only if such amendment or waiver is set forth in a writing executed by Holder.  The waiver by Holder of a breach of any provision of this Debenture shall not operate or be construed as a waiver of any other breach.

17.          Successors.  Except as otherwise provided herein, this Debenture shall bind and inure to the benefit of and be enforceable by the Holder and its permitted successors and assigns.

18.          Assignment.  This Debenture shall not be directly or indirectly assignable or delegable by the Company.

19.          Further Assurances.  The Company will execute all documents and take such other actions as the Holder may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Debenture.

20.          Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Company:	AMP Trucks Inc. 100 Commerce Boulevard
Loveland, Ohio 45140
Attention: Stephen Burns, CEO
Telephone: 513-297-3640
Facsimile: 888-666-2903

With a Copy to:	Fleming PLLC 49 Front Street, Suite 206 Rockville Centre, New York 11570 Attention: Stephen M. Fleming, Esq. Telephone: 516-833-5034 Facsimile: 516-977-1209

If to the Holder:	Workhorse Custom Chassis, LLC c/o Navistar, Inc. 2701 Navistar Drive Lisle, IL 60532 Attention: General Counsel Facsimile: 331-332-2261

With a Copy to:	Kirkland & Ellis, LLP 300 N. LaSalle St. Chicago, IL 60654 Attention: Keith S. Crow, P.C. Kevin L. Morris Facsimile: 312-862-2200

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

21.          Governing Law.  All questions concerning the construction, validity and interpretation of this Debenture and any and all disputes or controversies arising out of the subject matter hereof (whether by contract, tort or otherwise) shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

22.          Jurisdiction.  EACH PARTY HERETO AGREES THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY THE HOLDER PURSUANT TO THIS DEBENTURE SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN COOK COUNTY, ILLINOIS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  EACH PARTY HERETO IRREVOCABLY AGREES THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  EACH PARTY HERETO FURTHER AGREES THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

23.          No Inconsistent Agreements.  No party hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the Holder in this Debenture.

24.          Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Holder and its permitted successor and assigns, any rights or remedies under or by reason of this Debenture.

25.          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS DEBENTURE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26.          Entire Agreement.  This Debenture (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Secured Debenture is executed by the undersigned as of the date hereof.

“COMPANY”

AMP Trucks Inc.

By: /s/Stephen Burns
Name: Stephen Burns
Title: Chief Executive Officer

“GUARANTORS”

AMP Electric Vehicles, Inc.

By: /s/Stephen Burns
Name: Stephen Burns
Title: Chief Executive Officer

AMP Holding Inc.

By: /s/Stephen Burns
Name: Stephen Burns
Title: Chief Executive Officer